EXHIBIT 99.1

Upexi Reports Revenue of $24.2 Million for Fiscal 2023 Third Quarter, an Increase of 447% Year-Over-Year

Clearwater, FL, May 15, 2023 (GLOBE NEWSWIRE) – Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct to Consumer brand owner and innovator in aggregation, today announced its financial results for the fiscal 2023 third quarter ending March 31, 2023.

Fiscal 2023 Third Quarter Financial Highlights:

•	Revenue totaled $24.2 million, an increase of 447%, as compared to $4.4 million for the same period the prior year.
•	Gross profit totaled $9.6 million, an increase of 189%, as compared to $3.3 million for the same period the prior year.
•	Adjusted EBITDA for the quarter totaled a positive $671,339 as compared to an adjusted EBITDA loss of $877,351 for the same period in the prior year.
•	Net loss attributable to Upexi, Inc. shareholders was $1.6 million as compared to a net loss of approximately $0.05 million for the same period in the prior year.
•	Shareholder equity increased by $7.7 million to $36.1 million as compared to $28.4 million for the same period in the prior year.
•	Cash and cash equivalents totaled $1.2 million as of March 31, 2023. Subsequent to quarter, Upexi announced a common-only financing of $7 million.

“We are pleased with the organic growth of our key brands during the quarter, driving 447% quarterly year-over-year growth to $24.2 million. We increased positive Adjusted EBITDA to $671,000 for the quarter on a lower revenue base from last quarter. This is encouraging progress in a short amount of time and due to our determined optimization strategy,” stated Allan Marshall, Upexi’s Chief Executive Officer. “Management expects this trend to continue throughout the remainder of calendar 2023. We anticipate that revenue will continue to grow and that we will meet or exceed our $100 million projection, as will Adjusted EBITDA. These projections do not include recent developments such as Disney or the Non-Binding LOI issued April 13, 2023. The Company will update guidance in the future as needed as the year progresses.”

 Fiscal 2023 Third Quarter and Subsequent Operational Highlights:

•	Tytan Tiles announced a licensing agreement with The Walt Disney Company, including such key brands as Frozen, The Lion King, Toy Story, and Cars.
•	Tytan Tiles announced expansion from 2,200 to over 3,900 Walmart locations.
•	Announced agreement to acquire remaining 45% interest in Cygnet Online, one year ahead of guidance.
•	Consolidated third party logistics locations to improve operating efficiencies and reduce distribution costs by $1 to $1.5 million.
•	Signed Letter of Intent to acquire Wellness and Nutrition Brand with trailing twelve-month revenue of $15 million.
•	Announced $7 Million common-only financing.

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Financial Highlights for Fiscal 2023 Third Quarter

Revenue for the three months ended March 31, 2023, totaled $24.2 million, an increase of 447% as compared to $4.4 million for the same period the year prior. The revenue growth was primarily the result of the three acquisitions and was offset from the sale of Infusionz.  Management believes that there is significant opportunity in the next 12 months for organic growth within the newly acquired business and will focus the acquisition targets on businesses that will enhance our current products or allow the business to accelerate growth.

Cost of revenue during the quarter totaled $14.6 million, compared to $1.1 million for the same period the prior year. The cost of revenue growth was primarily related to the acquisition of four companies and offset with the sale of Infusionz.

Gross profit for the quarter was $9.6 million, an increase of 190% as compared to $3.3 million for the same period in the prior year. Management will seek to improve the gross profit and the overall gross margin in the next 12 months as they are able to leverage the significant increase in our purchasing requirements and continue to consolidate operations.

General and administrative expenses were $2.9 million, an increase of  $900,000 or 46% compared with the same period last year.   As the Company has changed with the acquisitions and the sale of Infusionz, management has managed the general and administrative costs and will continue to implement strategies to decrease the percentage of general and administrative costs when compared to total sales.

The Company had a net loss from continued operations of $1.6 million for the three months ended March 31, 2023, compared to a net loss of $52,667 for the same period in the prior year.

As of March 31, 2023, the Company had cash of $1.2 million, a line of credit with $4.9 million available, and stockholders’ equity attributed to Upexi stockholders of $36.1 million. On May 12, 2023, the Company announced a Registered Direct Offering of Common Stock for gross proceeds of approximately $7 million before deducting placement agent fees and other offering expenses. The closing of the offering is expected to occur on or about May 16, 2023, subject to the satisfaction of customary closing conditions.

As of today, May 15, 2023 there are 18,094,748 shares of common stock outstanding.

Financial Results Conference Call

Event:	Fiscal 2023 Third Quarter Financial Results Conference Call

Date:	Monday, May 15, 2023

Time:	4:30 p.m. Eastern Time

Live Call:	1-877-300-8521 (U.S. Toll-Free) or 1-412-317-6026 (International)

Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1613123&tp_key=7d65f8a311

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For those unable to join the conference call, a dial-in replay of the call will be available until May 29, 2023 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 10178708.

Additional details are available under the Investor Relations section of the Company’s website: https://upexi.com/investors.

About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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Adjusted EBITDA
	Three Months Ended
	31-Mar-23	31-Mar-22
Net income (Net loss) GAAP	$(1,643,883)	$(52,667)
Interest expense, net	$154,999	$19,705
Depreciation and amortization	$1,923,735	$351,012
Income Tax	$(496,880)	$(1,351,686)
Stock Compensation	$1,146,299	$854,013
Gain on sale of asset	$-	$(5,500)
Change in derivative liability	$-	$-
Loss from discontinued operations	$(288,127)	$(147,583)
Loss attributable to non-controlling interest	$(124,804)	$-
	$671,339	$(332,706)

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254

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UPEXI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022

Revenue
Revenue	$24,219,445	$4,426,898	$62,863,128	$13,280,565

Cost of Revenue	14,614,754	1,098,137	36,904,527	3,081,112

Gross profit	9,604,691	3,328,761	25,958,601	10,199,453

Operating expenses
Sales and marketing	3,476,918	1,085,823	9,210,303	3,821,081
Distribution costs	2,578,180	605,368	8,641,559	1,538,830
General and administrative expenses	2,878,255	1,970,276	8,287,779	6,556,627
Share-based compensation	1,146,299	854,013	3,126,472	2,333,306
Amortization of acquired intangible assets	1,691,243	236,001	3,534,216	540,836
Depreciation	232,492	115,011	669,540	361,590
	12,003,387	4,866,492	33,469,869	15,152,270

Loss from operations	(2,398,696)	(1,537,731)	(7,511,268)	(4,952,817)

Other income (expense), net
Interest (expense) income, net	(154,999)	(19,705)	(2,380,972)	(61,699)
Change in derivative liability	-	-	(1,770)	-
Gain on sale of Infusionz and select assets	-	-	7,564,363	-
Gain (loss) on sale of property and equipment	-	5,500	-	5,500
Gain on SBA PPP loan extinguishment	-	-	-	300,995

Other income (expense), net	(154,999)	(14,205)	5,181,621	244,796

Net loss before income tax	(2,553,695)	(1,551,936)	(2,329,647)	(4,708,021)
Income tax benefit	496,880	1,351,686	449,828	1,116,653

Net loss from continuing operations	(2,056,815)	(200,250)	(1,879,819)	(3,591,368)

Loss (income) from discontinued operations	288,127	147,583	(50,291)	4,115,245

Net loss attributable to non-controlling interest	124,804	-	358,390	-

Net (loss) income attributable to Upexi, Inc.	$(1,643,884)	$(52,667)	$(1,571,720)	$523,877

Basic income (loss) per share:
Loss per share from continuing operations	$(0.11)	$(0.01)	$(0.11)	$(0.22)
Income (loss) per share from discontinued operations	$0.02	$0.01	$(0.00)	$0.26
Total (loss) income per share	$(0.11)	$(0.00)	$(0.11)	$0.03

Diluted (loss) income per share:
Loss per share from continuing operations	$(0.11)	$(0.01)	$(0.11)	$(0.20)
Income (loss) per share from discontinued operations	$0.02	$0.01	$(0.00)	$0.23
Total (loss) income per share	$(0.11)	$(0.00)	$(0.11)	$0.03

Basic weighted average shares outstanding	18,015,837	16,426,399	17,418,877	16,080,699
Fully diluted weighted average shares outstanding	18,015,837	17,821,810	17,418,877	17,586,030

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UPEXI, INC.
CONDENSED CONSOLDIATED BALANCE SHEETS (UNAUDITED)

	March 31,	June 30,
	2023	2022

ASSETS
Current assets
Cash	$1,181,042	$7,149,806
Accounts receivable	5,346,853	1,137,637
Inventory	10,140,644	4,725,685
Due from Bloomios	1,617,216	-
Deferred tax asset, current	-	462,070
Prepaid expenses and other receivables	1,809,730	840,193
Assets of discontinued operations, net	-	6,449,210
Total current assets	20,095,485	20,764,601

Property and equipment, net	7,618,148	7,343,783
Intangible assets, net	17,312,833	10,641,382
Goodwill	15,056,856	5,887,393
Deferred tax asset	2,979,918	2,002,759
Investments - Bloomios	9,955,450	-
Other assets	118,040	100,372
Right-of-use asset	678,145	926,570
Total other assets	53,719,390	26,902,259

Total assets	$73,814,875	$47,666,860

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,635,876	$2,018,541
Accrued compensation	889,634	531,259
Deferred revenue	48,162	105,848
Accrued liabilities	4,172,455	955,327
Acquisition payable	500,000	-
Current portion of notes payable	9,164,189	5,424,752
Current portion of operating lease payable	272,116	267,029
Total current liabilities	17,682,429	9,302,756

Operating lease payable, net of current portion	449,874	700,411
Notes payable, net of current portion	18,951,762	8,876,949
Total long-term liabilities	19,401,636	9,577,360

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized, 500,000 and 500,000 shares issued and outstanding, respectively	500	500
Common stock, $0.001 par value, 100,000,000 shares authorized, 18,094,748 and 16,713,345 shares issued and outstanding, respectively	18,094	16,713
Additional paid in capital	44,858,392	34,985,597
Accumulated deficit	(7,842,606)	(6,270,886)
Total stockholders' equity attributable to Upexi, Inc.	37,034,380	28,731,924
Non-controlling interest in subsidiary	(303,570)	54,820
Total stockholders' equity	36,730,810	28,786,744

Total liabilities and stockholders' equity	$73,814,875	$47,666,860

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